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                     April 6, 2023

       Sanjay Patel
       Chief Executive Officer
       Apollo Strategic Growth Capital II
       9 West 57th Street
       42nd Floor
       New York, NY 10019

                                                        Re: Apollo Strategic
Growth Capital II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 27,
2023
                                                            File No. 001-40018

       Dear Sanjay Patel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Brian M. Janson, Esq.